REPLICEL LIFE SCIENCES INC.

and

YOFOTO (CHINA) HEALTH INDUSTRY CO. LTD.

PRIVATE PLACEMENT AGREEMENT

July 10, 2018

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

ARTICLE 2
PAYMENT OF DEPOSIT AND ISSUE AND SALE OF THE COMMON SHARES

ARTICLE 3
THE SHAREHOLDER MEETING

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARTICLE 6
COVENANTS OF THE PARTIES

ARTICLE 7
CONDITIONS OF CLOSING

ARTICLE 8
CLOSING

ARTICLE 9
TERMINATION

ARTICLE 10
CORPORATE GOVERNANCE RIGHTS

ARTICLE 11
INDEMNIFICATION

ARTICLE 12
MISCELLANEOUS

SCHEDULES

PRIVATE PLACEMENT AGREEMENT

Private Placement Agreement dated July 10, 2018 among RepliCel Life Sciences Inc. (the "**Corporation**") and YOFOTO (China) Health Industry Co. Ltd. (the "**Purchaser**").

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms.

Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in Schedule 1.1, unless there is something in the subject matter or context inconsistent therewith.

Section 1.2 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 1.3 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and *vice versa*.

Section 1.4 Currency.

All references in this Agreement to dollars or to "$" are expressed in Canadian dollars unless otherwise specifically indicated.

Section 1.5 Numerical Expressions.

Numerical expressions in this Agreement follow the international convention whereby a comma (,) separates the thousands and a full stop (.) separates the decimals.

Section 1.6 Certain Phrases.

In this Agreement, (i) the words **"including"**, **"includes"** and **"include"** mean **"including (or includes or include) without limitation"**, and (ii) the words **"the aggregate of"**, **"the total of"**, **"the sum of"**, or a phrase of similar meaning means **"the aggregate (or total or sum), without duplication, of"**. The expressions **"Article"**, **"Section"** and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of the Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

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Section 1.7 Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re enacted or superseded.

Section 1.8 Schedules.

The schedules attached to this Agreement form an integral part of it for all purposes of it.

ARTICLE 2
PAYMENT OF DEPOSIT AND ISSUE AND SALE OF THE COMMON SHARES

Section 2.1 Payment of Deposit.

The Corporation acknowledges that the Purchaser has paid the Deposit to legal counsel for the Purchaser. The Parties agree that the deposit will be returned to the Purchaser only if (i) the Corporation fails to, before the Completion Date, obtain the approval of the Shareholders, if applicable, (ii) the Corporation fails to, before the Completion Date, obtain the approval of the TSXV, or (iii) the Corporation elects not to proceed with the transactions contemplated by this Agreement for any reason other than as a result of the failure to obtain the approval of the Shareholders or the failure to obtain approval of the TSXV, as required and applicable. The Parties agree that if the transactions contemplated by this Agreement do no close on or before the Completion Date, other than for the reasons set out above, the Purchaser will cause the Deposit to be delivered to the Corporation by wire transfer of immediately available funds.

Section 2.2 Purchase and Sale.

(1) Subject to the terms and conditions of this Agreement and approval of the TSXV, at Closing the Corporation shall issue and sell, and the Purchaser shall purchase, 5,357,900 Common Shares at $0.95 per Common Share for aggregate proceeds of $5,090.005.00 (the "**Purchase Price**").

(2) At Closing, the Corporation will issue to the Purchaser such number of Warrants as it is equal to 20% of the number of Common Shares purchased pursuant to Section 2.2(1). Each of the Warrants will entitle the holder thereof to acquire one additional Common Share for a period of two years at an exercise price of $0.95 per Common Share. The Warrants will not be exercisable if the exercise of the Warrants would result in the Purchaser owning more than 19.9% of the issued and outstanding Common Shares (calculated on an undiluted basis on the day of such proposed exercise) unless approval of the Shareholders of the Shareholder Resolution has been obtained by the Corporation. The Warrants will be transferable by the Purchaser to its Affiliates without the consent of the Corporation.

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Section 2.3 Payment of the Purchase Price.

At the Closing, the Purchaser will pay the Purchase Price (less the Deposit), to or to the order of the Corporation, by wire transfer of immediately available funds, and the Purchaser will cause the Deposit to be delivered to the Corporation by wire transfer of immediately available funds.

Section 2.4 License Agreement.

At the Closing, the Purchaser and the Corporation will execute and deliver to the other Party the License Agreement, in the form set forth in Schedule 2.4.

Section 2.5 Use of Proceeds

The Corporation will make all commercially reasonably efforts to spend less than 40% of the Purchase Price on general and administrative expenses or items not directly or indirectly related to its clinical and medical device technologies. Specifically, the Corporation will make all commercially reasonably efforts to use the Purchase Price in accordance with the following use of proceeds:

RCS-01 clinical (phase 2) trial	approximately $1.6 million
RCI-02 product launch (to CE mark)	approximately $1.2 million
RCT-01 clinical trial	approximately $0.4 million
General and administrative expenses	approximately $1.89 million

Section 2.6 RCS-01

The Corporation will make all commercially reasonably efforts to complete the clinical phase 2 trial of RCS-01 on or before the date which is 30 months from the Closing Date.

ARTICLE 3
THE SHAREHOLDER MEETING

Section 3.1 Shareholder Meeting.

(1) The Corporation hereby represents that the Board has approved this Agreement and the transactions contemplated hereby and, if approval of the Shareholders is required by the TSXV, has resolved to recommend that the Shareholders vote for the Shareholder Resolution at the Shareholder Meeting.

(2) As promptly as reasonably practicable after the Corporation is advised by the TSXV that the transactions contemplated by this Agreement will require approval of the Shareholders, the Corporation shall (i) establish a record date for, duly call, give notice of, convene and hold the Shareholder Meeting; and (ii) prepare the Circular, together with any other documents required by the charter documents and by-laws of the Corporation and applicable Laws in

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connection with the Shareholder Meeting. The Circular shall include, among other things, the recommendation of the Board as described in Section 3.1(1), and shall otherwise be in form and substance satisfactory to the Purchaser and its advisors, acting reasonably. As promptly as practicable after the Corporation is advised by the TSXV that the transactions contemplated by this Agreement will require approval of the Shareholders, the Corporation will file the Circular and any other documentation required to be filed under applicable Laws in all jurisdictions where the Circular is required to be filed by the Corporation and mail or cause to be mailed the Circular and any other documentation required to be mailed under the charter documents and by-laws of the Corporation or applicable Laws in connection with the Shareholder Meeting to each Shareholder and each other Person to whom such documents are required to be sent under the charter documents and by-laws of the Corporation and under applicable Laws.

(3) The Purchaser and the Corporation shall proceed diligently and use their commercially reasonable efforts to co-operate in the preparation of the Circular as described in Section 3.1(2), and of any exemptive relief applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Laws.

(4) The Purchaser shall furnish, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions.

(5) The Corporation shall ensure that the Circular complies, in all material respects, with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (except that this covenant does not speak with respect to any information relating to and provided by the Purchaser) and provides the Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Shareholder Meeting.

(6) The Corporation shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Shareholder Meeting, or amend the record dates for notice of, or voting at, the Shareholder Meeting, without the Purchaser's prior written consent, which consent will not be unreasonably withheld, except as required by applicable Laws. The Corporation shall keep the Purchaser updated with respect to proxy solicitation results as reasonably requested by the Purchaser.

(7) The Corporation represents that, to the best of its knowledge, each of the directors and senior officers of the Corporation intends to vote, or cause to be voted, all Common Shares of which he or she is the beneficial owner in favour of the Shareholder Resolution.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Section 4.1 Representations and Warranties of the Corporation.

The Corporation represents and warrants as to those matters set forth in Schedule 4.1 and acknowledge and confirm that the Purchaser is relying upon such representations and warranties in connection with the purchase by it of the Common Shares and the Warrants.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.1 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants as to those matters set forth in Schedule 5.1 and acknowledges and confirms that the Corporation is relying on such representations and warranties in connection with the sale by it of the Common Shares and the Warrants.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1 Actions to Satisfy Closing Conditions.

(1) Subject to the terms and conditions of this Agreement, the Corporation shall take all such actions as are within its power to control and use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Schedule 7.1 including ensuring that during the Interim Period and on the Closing Date, there is no breach of any of its representations and warranties.

(2) Subject to the terms and conditions of this Agreement, the Purchaser shall take all such actions as are within its power to control and to use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Schedule 7.2 including ensuring that during the Interim Period and on the Closing Date, there is no breach of any of its representations and warranties.

Section 6.2 Filings and Authorizations.

Each of the Corporation and the Purchaser, as promptly as practicable after the execution of this Agreement, will (i) make, or cause to be made, all filings and submissions under all Laws applicable to it, that are required for it to consummate the issuance of the Common Shares, the Warrants and the transactions contemplated herein in accordance with the terms of this Agreement, including all filings and submissions required by the Securities Regulatory Authorities; (ii) use its best efforts

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to obtain, or cause to be obtained, all Authorizations necessary or advisable to be obtained by it in order to consummate the allotment and issuance of the Common Shares, the Warrants and the transactions contemplated herein in accordance with the terms of this Agreement; and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement. The Corporation and the Purchaser will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which the Corporation or the Purchaser, in each case acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party), and all notices and correspondence received from any Governmental Entity. The Corporation and the Purchaser will keep each other reasonably informed, subject to applicable Laws, as to the status of all the proceedings of all filings, submissions, notices and information made, submitted or provided pursuant to this Section 6.2.

Section 6.3 Additional Covenants.

Subject to the terms and conditions of this Agreement, the Corporation shall perform all obligations required or reasonably desirable to be performed by them under this Agreement, co-operate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or reasonably desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, the Corporation shall, in consultation with the Purchaser:

(a) use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings to which it is a Party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(b) use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to the Corporation or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby; and

(c) comply, in all material respects, promptly with all requirements which applicable Laws may impose on the Corporation with respect to the transactions contemplated hereby.

Section 6.4 Notice of Untrue Representation or Warranty.

The Corporation shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Corporation, upon any representation or warranty made by it contained in this Agreement becoming untrue or incorrect during the Interim Period

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and for the purposes of this Section 6.4 each representation and warranty shall be deemed to be given at and as of all times during the Interim Period. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Corporation or the Purchaser, as the case may be, to rectify that state of affairs.

ARTICLE 7
CONDITIONS OF CLOSING

Section 7.1 Conditions for the Benefit of the Purchaser.

The Purchaser's obligation to purchase the Common Shares is subject to the conditions set forth in Schedule 7.1 being satisfied at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion.

Section 7.2 Conditions for the Benefit of the Corporation.

The Corporation's obligation to sell the Common Shares is subject to the conditions set forth in Schedule 7.2 being satisfied at or prior to the Closing, which conditions are for the exclusive benefit of the Corporation and may be waived, in whole or in part, by the Corporation in its sole discretion.

ARTICLE 8
CLOSING

Section 8.1 Date, Time and Place of Closing.

The completion of the transaction of purchase and sale contemplated by this Agreement shall take place at the offices of Clark Wilson LLP, 900 - 885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3H1 at 10:00 a.m. (Vancouver time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between the Corporation and the Purchaser. Notwithstanding the foregoing, each Party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the parties, provided such undertakings are satisfactory to each Party's respective legal counsel.

Section 8.2 Closing Procedures.

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Corporation shall deliver a certificate for the Common Shares and the Warrants and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3. In addition, each of the Corporation and the Purchaser will deliver an executed copy of the License Agreement.

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ARTICLE 9
TERMINATION

Section 9.1 Termination Rights.

This Agreement may, by notice in writing given prior to the Closing, be terminated:

(a) by mutual consent of the Parties;

(b) by the Purchaser if any of the conditions in Schedule 7.1 have not been satisfied at or prior to the Completion Date (or such later date as the Parties may have agreed in writing prior to the Completion Date) and the Purchaser has not waived such condition at or prior to such date, or if any of said conditions are no longer satisfied on the Closing Date; or

(c) by the Corporation if any of the conditions in Schedule 7.2 have not been satisfied at or prior to the Completion Date (or such later date as the Parties may have agreed in writing prior to the Completion Date) and the Corporation has not waived such condition at or prior to such date, or if any of said conditions are no longer satisfied on the Closing Date.

Section 9.2 Termination Fees

(1) Notwithstanding any other provision relating to the payment of fees, if the Corporation shall have terminated this Agreement for any reason, other than as a result of the failure to obtain the approval of the Shareholders, if required by the TSXV, or the failure to obtain approval of the TSXV, then the Corporation shall pay to the Purchaser (or as it may direct), within five Business Days of such termination, the amount of $650,000 (and return and release any claim to the Deposit) (collectively, the "**Expense Reimbursement Fee**"), by wire transfer of immediately available funds to an account designated by the Purchaser.

(2) Notwithstanding any other provision relating to the payment of fees, if the Purchaser terminates this Agreement for any reason, then the Corporation shall be entitled to retain the Deposit and the Purchaser will cause the Deposit to be immediately delivered to the Corporation, without deduction or setoff, by wire transfer of immediately available funds.

(3) The Corporation and the Purchaser each acknowledge that the agreements contained in this Section 9.2 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement.

(4) Each Party's right of termination under this Article 9 is in addition to, and without prejudice to, any other rights and remedies it may have under this

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Agreement or otherwise at law or equity, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article 9 limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

(5) The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to such equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 10
CORPORATE GOVERNANCE RIGHTS

Section 10.1 Corporate Governance Rights

(1) Subject to compliance with applicable Laws, and the constating documents of the Corporation from and after the Closing Date and for so long as the Purchaser and/or its Affiliates own in the aggregate not less than 15% of the issued and outstanding Common Shares, calculated on a non-diluted basis, the Purchaser shall be entitled (but not obliged), at any time and from time to time, to nominate one director (the "**Purchaser Representative**") to the Board.

(2) The Purchaser Representative will be an individual who:

(a) consents in writing to act as a director of the Corporation;

(b) is not disqualified from acting as a director of the Corporation under any applicable Law (except if such disqualification is based on the residency of such individual); and

(c) is agreed to by the Corporation, acting reasonably.

(3) The Corporation will not compensate the Purchaser Representative.

(4) The Purchaser may give written notice to the Corporation at any time and from time to time identifying the individual the Purchaser intends to nominate as the Purchaser Representative. In such event, the Corporation shall within 10 Business Days following receipt of such notice, cause the individual nominated as the Purchaser Representative to be elected or appointed to the Board in any manner permitted by Law and by the

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Corporation's constating documents. Unless and until the Purchaser gives notice to the Corporation as provided in this Section 10.1(4), nominating a new individual to replace the incumbent Purchaser Representative on the Board, the Corporation will continue to include the incumbent Purchaser Representative among the management nominees for election to the Board at each meeting of the Shareholders at which directors are to be elected. If, at any time, the Purchaser ceases to be entitled to nominate the Purchaser Representative, the Purchaser will promptly procure the resignation of the Purchaser Representative.

Section 10.2 Future Equity Offerings

(1) For a period of two years from the Closing Date, upon any proposed issuance by the Corporation of any additional Common Shares or Common Share Equivalents for cash consideration (each, a "**Subsequent Financing**"), the Purchaser will have the right to participate in such Subsequent Financing in an amount up to the Pro Rata Portion of the aggregate amount of the Subsequent Financing on the same terms and conditions of the Subsequent Financing.

(2) At least ten Business Days prior to the closing of the Subsequent Financing, the Corporation will deliver to the Purchaser a written notice of its intention to effect a Subsequent Financing (a "**Subsequent Financing Notice**"). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of the Subsequent Financing, the amount of proceeds intended to be raised thereunder and shall include a term sheet or similar document relating thereto as an attachment.

(3) If the Purchaser desires to participate in such Subsequent Financing, the Purchaser will provide written notice to the Corporation by no later than 5:00 p.m. (Vancouver time) on the tenth Business Day after the Purchaser has received the Subsequent Financing Notice stating that the Purchaser is willing to participate in the Subsequent Financing, the amount of the Purchaser's participation, and representing and warranting that the Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Corporation receives no such notice from the Purchaser as of such tenth Business Day, the Purchaser shall be deemed to have notified the Corporation that it does not elect to participate in the Subsequent Financing.

(4) If, by 5:00 p.m. (Vancouver time) on the tenth Business Day after the Purchaser has received the Subsequent Financing Notice and has notified the Corporation of its willingness to participate in the Subsequent Financing, the amount of participation by the Purchaser in the Subsequent Financing is, in the aggregate, less than the Pro Rata Portion, then the Corporation may effect

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the remaining portion of such Subsequent Financing on the terms and conditions set forth in the Subsequent Financing Notice.

ARTICLE 11
INDEMNIFICATION

Section 11.1 Survival.

(1) The representations and warranties contained in this Agreement and the certificates to be delivered pursuant to Paragraph (1) of Schedule 7.1 and Paragraph (1) of Schedule 7.2 will survive the Closing and continue in full force and effect for a period of one year after the Closing Date, except that any representation and warranty involving fraud or fraudulent misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

(2) No Party has any obligation or liability with respect to any representation or warranty made by such Party in this Agreement or the certificates to be delivered pursuant to Paragraph (1) of Schedule 7.1 and Paragraph (1) of Schedule 7.2 after the end of the applicable time period specified in Section 11.1(1) except for claims relating to the representations and warranties that the Party has been notified of prior to the end of the applicable time period.

Section 11.2 No Effect of Knowledge.

The right to indemnification or other remedy of any Party based on the representations, warranties, covenants and obligations contained in this Agreement and the certificates to be delivered pursuant to Paragraph (1) of Schedule 7.1 and Paragraph (1) of Schedule 7.2, exists notwithstanding the Closing and notwithstanding any investigation or knowledge acquired prior to the Closing.

Section 11.3 Indemnification in Favour of the Purchaser.

(1) The Corporation will indemnify and save harmless the Purchaser and its shareholders, directors, officers, employees, agents and representatives harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a) any breach or inaccuracy of any representation or warranty given by the Corporation contained in this Agreement or the certificate to be delivered pursuant to Paragraph (1) of Section 7.1; and

(b) any failure of the Corporation to perform or fulfil any of its covenants or obligations under this Agreement.

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(2) The right to indemnification under Section 11.3 exists notwithstanding Section 11.1 and notwithstanding any representation and warranty in Schedule 4.1.

(3) Any right to indemnification in favour of the Purchaser shall be exercised in accordance with the procedures set forth in Schedule 11.3.

Section 11.4 Indemnification in Favour of the Corporation.

(1) The Purchaser will indemnify and save the Corporation and its shareholders, directors, officers, employees, agents and representatives harmless of and from, and will pay for, any Damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a) any breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement, or the certificate to be delivered pursuant Paragraph (1) of Schedule 7.2; and

(b) any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.

(2) The right to indemnification under Section 11.4 exists notwithstanding Section 11.1 and notwithstanding any representation and warranty in Schedule 5.1.

(3) Any right to indemnification in favour of the Corporation shall be exercised in accordance with the procedures set forth in Schedule 11.3.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Substitution

The Purchaser may at any time, by notice in writing to the Corporation, assign its right to purchase the Common Shares and the Warrants, or any of its other rights under this Agreement, to one or more of its Affiliates.

Section 12.2 Notice.

(1) Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in Canada, the notice to the following address or number:

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To the Purchaser at:

YOFOTO (China) Health Industry Co. Ltd.
YOFOTO Health Industrial Park
Yinzhou District, Ningbo 315153
Attention: Larisa Huang
Telephone: 1 (86) 1300.892.1199
Email: huangyzsmile@gmail.com

With a copy, which shall not constitute notice, to:

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, BC V6C 3R8
Attention: L.K. Larry Yen
Telephone: (604) 691-6454
Facsimile: (604) 683-5214
Email: larry.yen@dentons.com

To the Corporation at:

RepliCel Life Sciences Inc.
900 - 570 Granville Street
Vancouver, BC V6C 3P1
Attention: R. Lee Buckler
Telephone: (604) 248-8693
Email: lee@replicel.com

With a copy, which shall not constitute notice, to:

Clark & Wilson LLP
900-885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Z. Hlus
Telephone: (604) 891-7707
Facsimile: (604) 687-6314
Email: vhlus@cwilson.com

(or to such other address or number as any party may specify by notice in writing to another party).

(2) Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be.

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(3) Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

Section 12.3 Time of the Essence.

Time shall be of the essence of this Agreement.

Section 12.4 Announcements.

The Parties shall consult with each other before issuing any press release, news release or otherwise making any filings or public statements with respect to this Agreement and the transactions contemplated herein and shall not issue such press release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, in each case, subject to applicable Laws and the exercise of such fiduciary duties, as may be appropriate.

Section 12.5 Third Party Beneficiaries.

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties or, if applicable, their respective Affiliates. No Person, other than the Parties and such Affiliates, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party or an Affiliate of any Party, without notice to or consent of that Person.

Section 12.6 No Agency or Partnership.

Nothing contained in this Agreement makes or constitutes any Party, or any of its directors, officers or employees, the representative, agent, principal, partner, joint venturer, employer, employee of any other Party. It is understood that no Party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other Party.

Section 12.7 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants. The Purchaser will pay for all costs associated with the appointment of any Purchaser Representative.

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Section 12.8 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 12.9 Waiver.

(1) No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

(2) If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

Section 12.10 Entire Agreement.

This Agreement, together with the License Agreement and the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the License Agreement and the Confidentiality Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement, except as set out herein or in the License Agreement and the Confidentiality Agreement.

Section 12.11 Successors and Assigns.

(1) This Agreement becomes effective only when executed by all of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal personal representatives, successors and permitted assigns.

(2) Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by the Corporation without the prior written consent of the Purchaser, nor by the Purchaser without the prior written consent of the Corporation, provided that the Purchaser may, without such consent, assign

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all or part of its rights and obligations under this Agreement, without reducing its own obligations hereunder, to any of its Affiliates.

Section 12.12 Further Assurances.

The Parties agree to execute and deliver such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

Section 12.13 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 12.14 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Section 12.15 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The Party sending the facsimile transmission will also deliver the original signed counterpart to the other Party, however, failure to deliver the original signed counterpart shall not invalidate this Agreement

Section 12.16 Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing. Notwithstanding the Closing or any investigation made by or on behalf of any Party, the covenants, representations and warranties shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

The remainder of this page has been intentionally left blank.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

REPLICEL LIFE SCIENCES INC.

By: ______________________
Authorized Signing Officer

YOFOTO (CHINA) HEALTH INDUSTRY CO. LTD.

By: ______________________
Authorized Signing Officer

SCHEDULE 1.1
DEFINED TERMS

"**Affiliate**" or "**affiliate**" means, unless otherwise specified, an affiliate within the meaning of Section 1.2 of National Instrument 45-106 – *Prospectus and Registration Exemptions*.

"**Agreement**" means this private placement agreement and all schedules attached to it and the expressions "**Article**" and "**Section**", followed by a number mean and refer to the specified Article or Section of this Agreement.

"**Applicable Securities Laws**" means the Securities Act and all other applicable Canadian securities Laws.

"**Assets**" means all property and assets of the Corporation of every nature and kind and wheresoever situated.

"**Authorization**" means, with respect to any Person, any order, permit, approval, consent, waiver, clearance, licence or similar authorization of any Governmental Entity having jurisdiction over the Person.

"**Board**" means the board of directors of the Corporation.

"**Books and Records**" means all information in any form relating to the Business, including books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

"**Business**" means the business focussed on regenerative medicine, including developing autologous cell therapies that address conditions caused by a deficit of healthy cells required for normal tissue healing and function.

"**Business Day**" means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Vancouver, British Columbia.

"**Chinese Government Authorities**" means (i) any national, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality of Peoples' Republic of China; (ii) any subdivision or authority of any of the above; (iii) any quasi-

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governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and includes any Securities Regulatory Authority.

"Circular" means the notice of Shareholder Meeting and the accompanying management information circular to be sent to Shareholders in connection with the Shareholder Meeting, as the same may be amended, supplemented or otherwise modified subject to this Agreement.

"Closing" means the completion of the transactions of issue and sale contemplated in Section 2.2 of this Agreement.

"Closing Date" means any day before the tenth Business Day following the fulfillment (or waiver, if applicable) of the last of the conditions in Article 7, provided that such conditions have been fulfilled (or waived, if applicable) on or before the Completion Date, or such later date as the Parties may agree in writing prior to the Completion Date.

"Common Shares" means the common shares in the capital of the Corporation, and shall, where the context permits, include (i) any securities into which such Common Shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed; (ii) any securities of the Corporation or of any other Person received by the holders of such Common Shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Corporation; and (iii) any securities of the Corporation which are received by any one or more Persons as a stock dividend of distribution on or in respect of such Common Shares.

"**Common Share Equivalents**" means any securities of the Corporation which would entitle the holder thereof to acquire at any time any Common Shares, including, without limitation, any debt, preferred stock, right, option or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, any Common Shares, other than incentive stock options granted by the Corporation and all warrants issued and outstanding as of the date of this Agreement.

"**Completion Date**" means October 31, 2018.

"Confidentiality Agreement" means the confidentiality agreement entered into between the Corporation and the Purchaser.

"Contract" means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral.

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"Corporation" means RepliCel Life Sciences Inc., a corporation organized under the laws of British Columbia.

"Corporation Disclosure Letter" means the letter of even date herewith delivered by the Corporation to the Purchaser, in a form accepted by and initialled on behalf of the Purchaser, with respect to certain matters in this Agreement.

"Corporate Records" means the corporate records of the Corporation, including (i) all constating documents and by-laws; (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees); and (iii) the share certificate books, securities register, register of transfers and register of directors.

"Damages" means any losses, liabilities, damages or expenses (including legal fees and expenses) whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third party.

"**Deposit**" means a non-refundable deposit of $650,000 paid by the Purchaser.

"Direct Claim" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Person to make a claim for indemnification under this Agreement.

"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and includes any Securities Regulatory Authority.

"Indemnified Person" means a Person with indemnification rights or benefits under Section 11.3 or Section 11.4, or otherwise under this Agreement.

"Indemnifying Party" means a Party against which a claim may be made for indemnification under this Agreement, including pursuant to Article 11.

"Interim Period" means the period between the close of business on the date of this Agreement and the Closing.

"**IFRS**" means International Financial Reporting Standards.

"Laws" means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, statutory rules, principles of common and civil law and equity, terms and

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conditions of any grant of approval, permission, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international; (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, authority, licence, decrees and awards of any Governmental Entity (including the Securities Regulatory Authorities); and (iii) policies, practices and guidelines of any Governmental Entity (including the Securities Regulatory Authorities), which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority (including the Securities Regulatory Authorities) having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, in each case as such Laws may be amended from time to time.

"**License Agreement**" means the License Agreement, in the form set forth in Schedule 2.4, to be entered into between the Corporation and the Purchaser on Closing.

"**Lien**" means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

"**Material Adverse Change**" means any change, effect, event, development, occurrence or set of circumstances, individually or in the aggregate (i) that is materially adverse or is reasonably likely to be materially adverse to the properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, affairs, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or its subsidiaries, taken as a whole; or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the transactions contemplated hereby.

"**Material Adverse Effect**" means any effect that when considered either individually or in the aggregate (i) is materially adverse or is reasonably likely to be materially adverse to the properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, affairs, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or its subsidiaries, taken as a whole; or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the transactions contemplated hereby.

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"**Misrepresentation**" has the meaning ascribed to such term under the Applicable Securities Laws.

"**Notice**" has the meaning specified in Section 12.1.

"**Parties**" means the Corporation and the Purchaser and any other Person who may become a party to this Agreement and "**Party**" means any one of them.

"**Person**" means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

"**Pro Rata Portion**" means the percentage calculated by dividing (x) the total number of Common Shares owned by the Purchaser immediately after the issuance of the Common Shares on the Closing Date (calculated on a undiluted basis), and (y) the total issued and outstanding Common Shares at such time (calculated on a undiluted basis).

"**Public Record**" means information which has been publicly filed at www.SEDAR.com by the Corporation pursuant to a requirement under Applicable Securities Laws.

"**Purchase Price**" has the meaning specified in Section 2.2.

"**Purchaser**" means YoFoTo (China) Health Industry Co. Ltd., a corporation organized under the laws of China.

"**Purchaser Representative**" has the meaning specified in Section 10.1.

"**Securities**" means collectively Common Shares and all preferred shares, debentures, options, warrants, convertible bonds, convertible securities, financial instrument or other rights exercisable or convertible for Common Shares.

"**Securities Act**" means the *Securities Act* (British Columbia), and all rules, regulations, orders, notices and policy statements thereunder, as amended from time to time, and any successor legislation.

"**Securities Regulatory Authorities**" means collectively, the provincial and territorial securities regulatory authority in each of the provinces and territories of Canada, and the TSXV.

"**Shareholder Meeting**" means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held to consider the Shareholder Resolution.

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"**Shareholder Resolution**" means the ordinary resolution to be considered by the Shareholders at the Shareholder Meeting approving the creation of a control person in connection with the issuance of the Common Shares and the Warrants, such resolution to be in form and substance satisfactory to the Corporation and the Purchaser, acting reasonably.

"**Shareholders**" means holders of the Common Shares.

"**Subject Shares**" means, with reference to the Purchaser or any of its Affiliates, all of the Securities owned legally or beneficially, either directly or indirectly, by the Purchaser or any of its Affiliates or over which the Purchaser or any of its Affiliates exercises control or direction, either directly or indirectly, and shall further include any Securities acquired by the Purchaser or any of its Affiliates after the date hereof.

"**Subsequent Financing**" has the meaning specified in Section 10.2(1).

"**Subsequent Financing Notice**" has the meaning specified in Section 10.2(2).

"**Third Party Claim**" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Person which entitles the Indemnified Person to make a claim for indemnification under this Agreement.

"**TSXV**" means the TSX Venture Exchange.

"**Warrants**" means the share purchase warrants to be issued by the Corporation to the Purchaser.

"**Warrant Shares**" means the Common Shares issuable on exercise of the Warrants.

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SCHEDULE 2.4
LICENSE AGREEMENT

(to be added)

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SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as set forth in the Corporation Disclosure Letter:

Corporate Matters

(1) The Corporation and its subsidiaries are corporations duly incorporated, organized and validly existing under the Laws of their jurisdictions of incorporation and each has the requisite corporate power and authority to own and operate its property, carry on its business and enter into and perform their obligations under this Agreement, and none of them is in violation of their constating documents or by-laws.

(2) The execution and delivery of, and performance by the Corporation of each of this Agreement and the License Agreement will be, duly authorized by all necessary corporate action on the part of the Corporation.

(3) The execution and delivery of and performance by the Corporation of this Agreement and the License Agreement:

(a) do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of their respective constating documents or by-laws;

(b) do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any Contract, lease or instrument to which the Corporation is a party or pursuant to which any of the Assets may be affected;

(c) do not and will not result in a breach of, or cause the termination or revocation of, any Authorization held by the Corporation or necessary to the operation of the Business; and

(d) do not and will not result in the violation of any Law, except where such violation would not reasonably be expected to result in a Material Adverse Effect on the Corporation.

(4) Each of this Agreement and the License Agreement has been duly executed and delivered by the Corporation and constitutes a legal, valid and binding

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agreement of each of them enforceable against them in accordance with its terms, subject to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(5) Except for (i) the approval of the Shareholders of the Shareholder Resolution at the Shareholder Meeting if required by the TSXV, (ii) the approval of the TSXV, (iii) the filing of exempt distribution reports, and (iv) the approval of any Chinese Governmental Entity, no filing with, notice to, or Authorization of, any Governmental Entity is required on the part of the Corporation as a condition to the lawful completion of the transactions contemplated by this Agreement.

(6) There is no requirement to obtain any consent, approval or waiver of a party under any Contract, lease or instrument that the Corporation is a party to, to the completion of the transactions contemplated by this Agreement or the License Agreement.

(7) The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As at the date hereof there are 21,442,584 Common Shares and no preferred shares issued and are outstanding as fully paid and non assessable.

(8) Except for the Purchaser's right under this Agreement and as set out in the Public Record, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from the Corporation of any Securities.

(9) The Common Shares, when issued in accordance with the provisions of this Agreement, and the Warrant Shares, when issued due upon exercise of the Warrants in accordance with the terms of the Warrants, shall be fully paid and non-assessable and the Purchaser will have good and valid title to such Common Shares and the Warrant Shares, as applicable, free and clear of all Liens.

(10) The Corporate Records are, in all material respects, complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation. Without limiting the generality of the foregoing (i) the minute books contain complete and

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accurate minutes of all meetings of the directors and shareholders held since incorporation; (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed; and (iii) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be.

Securities Law Matters

(11) The Corporation has complied with Applicable Securities Laws in connection with the offer, sale and issuance of the Common Shares and the Warrants.

(12) The Corporation is currently in compliance with all Applicable Securities Laws and the rules and requirements of the TSXV, including without limitation the requirements to publicly disclose any material fact or material change as required pursuant thereto, except where failing to be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Corporation.

Matters Relating to the Assets

(13) The Corporation and its subsidiaries own all of the properties and assets that they purport to own, and as reflected in the Public Record, including all the properties and assets reflected as being owned by the Corporation and its subsidiaries in their respective financial Books and Records.

(14) No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Corporation of any of the Assets or any interest therein.

Litigation

(15) There is no claim, grievance, action, proceeding or investigation pending or, to the knowledge of the Corporation, threatened against or relating to the Corporation or any of its subsidiaries or affecting any of their properties or assets before any Governmental Entity that, if adversely determined, would reasonably be expected to result in a Material Adverse Change. To the knowledge of the Corporation, neither the Corporation, nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to result in a Material Adverse Change.

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Financial Statements

(16) The Corporation's audited consolidated financial statements for the year ending December 31, 2017 as filed in the System for Electronic Document Analysis and Retrieval (SEDAR), present a true and fair view of the consolidated assets, liabilities, shareholders' equity, results of operations and cash-flows of the Corporation as of December 31, 2017, under IFRS.

(17) Except as specifically disclosed in the Corporation Disclosure Letter, since December 31, 2017, no Material Adverse Change has occurred, and no material loss contingency has arisen for which a loss reserve should be established or increased under Canadian generally accepted accounting principles.

Tax Liability

(18) The Corporation has filed all tax and information returns which are required to be filed and has paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it other than those in respect of which liability based on such returns is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with IFRS. Such tax and information returns were, at the time of filing, correct and complete. Adequate provision for payment has been made for taxes not yet due. There are no tax disputes existing or pending involving the Corporation which could reasonably be expected to have a Material Adverse Effect.

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SCHEDULE 5.1
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Corporate Matters

(1) The Purchaser is a corporation incorporated and existing under the laws of China and has the corporate power and authority to enter into and perform its obligations under this Agreement and the License Agreement.

(2) The execution and delivery of, and performance by the Purchaser of, each of this Agreement and the License Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser.

(3) The execution and delivery of, and performance by the Purchaser of, this Agreement and the License Agreement do not and will not result in the violation of any Law.

(4) Each of this Agreement and the License Agreement has been duly executed and delivered by the Purchaser and each constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Securities Law Matters

(5) The Purchaser acknowledges that the Common Shares and the Warrants are being offered on a "private placement" basis and the Common Shares are listed and quoted for trading on the facilities of the TSXV.

(6) The Purchaser is an "accredited investor" for the purposes of NI 45-106 - *Prospectus and Registration Exemptions.*

(7) The Purchaser has been independently advised as to and is aware of the resale restrictions under Applicable Securities Laws with respect to the Common Shares.

(8) The certificates representing the Common Shares and the Warrants issued under a direct registration system or other electronic book-entry system, will bear a legend in accordance with Applicable Securities Laws substantially in the form of the following legend:

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"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE ● [NTD: INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE DISTRIBUTION DATE]."

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE BUT CANNOT BE TRADED THROUGH THE FACILITIES OF THE EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE."

(9) The Purchaser acknowledges that the Corporation is required to file a report of trade with all applicable Securities Regulatory Authorities containing personal information about the Purchaser.

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SCHEDULE 7.1
CONDITIONS FOR THE BENEFIT OF THE PURCHASER

(1) **Truth of Representations and Warranties**. The representations and warranties of the Corporation contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Corporation shall have executed and delivered a certificate of a senior officer to that effect. Upon the delivery of such certificate, the representations and warranties of the Corporation in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(2) **TSXV Approval**. The Purchaser shall have been provided with evidence satisfactory to it, acting reasonably, that the TSXV shall have approved the issuance to the Purchaser of the Common Shares and the Warrants and the conditional listing of the Common Shares and the Warrant Shares on the TSXV.

(3) **Securities Laws.** The issuance of the Common Shares and the Warrants is exempt from the prospectus requirements of Applicable Securities Laws.

(4) **Shareholder Approval**. If required by the TSXV, the Shareholder Resolution shall have been approved and adopted by the Shareholders at the Shareholder Meeting, and the Shareholder Resolution.

(5) **Other Approvals.** The Corporation shall have obtained all such other orders, permits, approvals, waivers, consents, licenses or similar authorizations of Securities Regulatory Authorities necessary to complete the Closing.

(6) **Purchaser Approvals.** The Purchaser shall have obtained all approvals, registrations and clearances from all necessary Chinese Government Authorities.

(7) **No Legal Action**. No legal or regulatory acts nor proceedings shall be pending or threatened by any Person which would enjoin, restrict or prohibit the issuance, sale or purchase of the Common Shares and the Warrants or any other transactions contemplated hereby.

(8) **Deliveries**. The Corporation shall have delivered or caused to be delivered to the Purchaser at Closing the following in form and substance satisfactory to the Purchaser:

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(a) a certificate of status, compliance, good standing or like certificate with respect to each of the Corporation and its subsidiaries, issued by the appropriate Governmental Entity and each other jurisdiction in which it carries on business or holds any material assets;

(b) certificate representing the Common Shares and the Warrants purchased pursuant to Section 2.2 of the Agreement; and

(c) a copy of the License Agreement executed by the Corporation.

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SCHEDULE 7.2
CONDITIONS FOR THE BENEFIT OF THE CORPORATION

(1) **Truth of Representations and Warranties**. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect. Upon delivery of such certificate, the representations and warranties of the Purchaser in this Agreement shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(2) **TSXV Approval**. The Corporation shall have been provided with evidence satisfactory to it, acting reasonably, that the TSXV shall have approved the issuance to the Purchaser of the Common Shares and the Warrants and the conditional listing of the Common Shares and the Warrant Shares on the TSXV.

(3) **Shareholder Approval**. If required by the TSXV, the Shareholder Resolution shall have been approved and adopted by the Shareholders at the Shareholder Meeting, and the Shareholder Resolution.

(4) **Deliveries**. The Purchaser shall have delivered or caused to be delivered to the Corporation at Closing the following in form and substance satisfactory to the Corporation:

(a) a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser, issued by the appropriate Governmental Entity and each other jurisdiction in which it carries on business or holds any material assets; and

(b) a copy of the License Agreement executed by the Purchaser.

(5) **Securities Laws.** The issuance of the Common Shares and the Warrants is exempt from the prospectus requirements of Applicable Securities Laws.

(6) **Approvals.** The Corporation shall have obtained all orders, permits, approvals, waivers, consents, licenses or similar authorizations of Securities Regulatory Authorities necessary to complete the Closing.

(7) **No Legal Action**. No legal or regulatory acts nor proceedings shall be pending or threatened by any Person which would enjoin, restrict or prohibit the issuance, sale or purchase of the Common Shares and the Warrants or any other transactions contemplated hereby.

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SCHEDULE 11.3
PROCEDURES FOR INDEMNIFICATION

Notification

(1) If a Third Party Claim is instituted or asserted against an Indemnified Person, the Indemnified Person will notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(2) If an Indemnified Person becomes aware of a Direct Claim, the Indemnified Person will notify the Indemnifying Party in writing of the Direct Claim.

(3) Notice to an Indemnifying Party hereunder of a Direct Claim or a Third Party Claim is assertion of a claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the procedure for Third Party Claims outlined below in this Schedule 11.3 will apply to any Third Party Claim.

(4) The omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation to indemnify the Indemnified Person, unless the notification occurs after the expiration of the specified period set out in Section 11.1 or (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided under the procedure for Third Party Claims outlined below in this Schedule 11.3.

Procedure for Third Party Claims.

(5) Subject to the terms of this Section, upon receiving notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim and may also elect to assume the investigation and defence of the Third Party Claim.

(6) The Indemnifying Party may not assume the investigation and defence of a Third Party Claim if:

  (a) the Indemnifying Party is also a party to the Third Party Claim and the Indemnified Person determines in good faith that joint representation would be inappropriate;

  (b) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend the Third Party

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Claim and provide indemnification with respect to the Third Party Claim;

(c) the Indemnifying Party does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Person harmless with respect to the Third Party Claim; or

(d) the Third Party Claim seeks relief against the Indemnified Person other than monetary damages or the Indemnified Person determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect it or its Affiliates and the Indemnified Person has notified the Indemnifying Party that it will exercise its exclusive right to defend, compromise or settle the Third Party Claim.

(7) In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Person written notice of its election within 15 days of Indemnifying Party's receipt of notice of the Third Party Claim.

(8) If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(a) the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Person for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Person after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(b) the Indemnifying Party will reimburse the Indemnified Person for all costs and expenses incurred by the Indemnified Person in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(c) legal counsel chosen by the Indemnifying Party to defend the Third Party Claim must be satisfactory to the Indemnified Person, acting reasonably; and

(d) the Indemnifying Party may not compromise and settle or remedy, or cause a compromise and settlement or remedy, of a Third Party Claim

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without the prior written consent of the Indemnified Person, which consent may not be unreasonably withheld or delayed.

(9) If the Indemnifying Party (i) is not entitled to assume the investigation and defence of a Third Party Claim under (6) of this Schedule 11.3; (ii) does not elect to assume the investigation and defence of a Third Party Claim; or (iii) assumes the investigation and defence of a Third Party Claim but fails to diligently pursue such defence, or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Person has the right (but not the obligation) to undertake the defence of the Third Party Claim. In the case where the Indemnifying Party fails to diligently pursue the defence of the Third Party Claim or the Indemnified Person concludes that the Third Party Claim is not being defended to its satisfaction, acting reasonably, the Indemnified Person may not assume the defence of the Third Party Claim unless the Indemnified Person gives the Indemnifying Party written demand to diligently pursue the defence and the Indemnifying Party fails to do so within 14 days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator or other tribunal.

(10) If, under (9) of this Schedule 11.3, the Indemnified Party undertakes the investigation and defence of a Third Party Claim, the Indemnified Party may compromise and settle the Third Party claim but the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without its consent (which consent may not be unreasonably withheld or delayed).

(11) The Indemnified Person and the Indemnifying Party agree to keep each other fully informed of the status of any Third Party Claim and any related proceedings and to use their reasonable efforts to minimize Damages with respect to any Third Party Claim. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Person will, at the request and expense of the Indemnifying Party, use its reasonable efforts to make available to the Indemnifying Party, on a timely basis, those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Person shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party, or its representatives, on a timely basis all documents, records and other materials in the possession, control or power of the Indemnified Person, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The

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Indemnified Person shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

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